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Exhibit 99.5

ADMINISTRATION AGREEMENT

        ADMINISTRATION AGREEMENT, dated as of                                                 , 2008 (this "Administration Agreement"), is by and between CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC, a Louisiana limited liability company, as Issuer (the "Issuer"), and CLECO POWER LLC, a Louisiana limited liability company ("Cleco Power"), as Administrator (in such capacity, the "Administrator"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture more fully described below.

W I T N E S S E T H:

        WHEREAS, the Issuer is issuing Storm Recovery Bonds pursuant to the Indenture, dated as of the date hereof and a First Supplemental Indenture thereto, also dated as of the date hereof (the "First Supplement") (as amended, supplemented or otherwise modified and in effect from time to time, the "Indenture"), between the Issuer and U.S. Bank National Association, as the Trustee;

        WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Storm Recovery Bonds, including (i) the Indenture and the First Supplement, (ii) the Storm Recovery Property Servicing Agreement, dated as of the date hereof (the "Servicing Agreement"), between the Issuer and Cleco Power, as Servicer, (iii) the Storm Recovery Property Sale Agreement, dated as of the date hereof (the "Sale Agreement"), between the Issuer and Cleco Power, as Seller, and (iv) the Letter of Representations, dated as of                                                 , 2008 (the "Depository Agreement"), among the Issuer, the Trustee and The Depository Trust Company relating to the Storm Recovery Bonds (the Indenture, the First Supplement, the Servicing Agreement, the Sale Agreement and the Depository Agreement, as such agreements may be amended and supplemented from time to time, being referred to hereinafter collectively as the "Initial Related Agreements");

        WHEREAS, pursuant to the Initial Related Agreements, the Issuer is required to perform certain duties in connection with the Initial Related Agreements, the Storm Recovery Bonds and the Trust Estate pledged to the Trustee pursuant to the Indenture;

        WHEREAS, the Issuer may from time to time enter into and be required to perform certain duties under additional agreements similar to the Initial Related Agreements (together with the Initial Related Agreements, the "Related Agreements");

        WHEREAS, the Issuer has no employees, other than its officers, and does not intend to hire any employees, and consequently desires to have the Administrator perform certain of the duties of the Issuer referred to in the preceding clauses and to provide such additional services consistent with the terms of this Administration Agreement and the Related Agreements as the Issuer may from time to time request; and

        WHEREAS, the Administrator has the capacity to provide the services and the facilities required thereby and is willing to perform such services and provide such facilities for the Issuer on the terms set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.     Duties of the Administrator: Management Services. The Administrator hereby agrees to provide the following corporate management services to the Issuer and to cause third parties to provide professional services required for or contemplated by such services in accordance with the provisions of this Administration Agreement:

          (i)    furnish the Issuer with ordinary clerical, bookkeeping and other corporate administrative services necessary and appropriate for the Issuer, including, without limitation, the following services:

            (A)  maintain at the Premises (as defined below) general accounting records of the Issuer (the "Account Records"), subject to year-end audit, in accordance with generally accepted accounting principles, separate and apart from its own accounting records, prepare or cause to be prepared such quarterly and annual financial statements as may be necessary or appropriate and arrange for year-end audits of the Issuer's financial statements by the Issuer's independent accountants;

            (B)  prepare and, after execution by the Issuer, file with the Securities and Exchange Commission (the "Commission") and any applicable state agencies documents required to be filed with the Commission and any applicable state agencies, including, without limitation, periodic reports required to be filed under the Securities Exchange Act of 1934, as amended;

            (C)  prepare for execution by the Issuer and cause to be filed such income, franchise or other tax returns of the Issuer as shall be required to be filed by applicable law (the "Tax Returns") and cause to be paid on behalf of the Issuer from the Issuer's funds any taxes required to be paid by the Issuer under applicable law;

            (D)  prepare or cause to be prepared for execution by the Issuer's Managers minutes of the meetings of the Issuer's Managers and such other documents deemed appropriate by the Issuer to maintain the separate limited liability company existence and good standing of the Issuer (the "Company Minutes") or otherwise required under the Related Agreements (together with the Account Records, the Tax Returns, the Company Minutes, the Issuer LLC Agreement, and the Issuer Articles of Organization, the "Issuer Documents"); and any other documents deliverable by the Issuer thereunder or in connection therewith; and

            (E)  hold, maintain and preserve at the Premises (or such other place as shall be required by any of the Related Agreements) executed copies (to the extent applicable) of the Issuer Documents and other documents executed by the Issuer thereunder or in connection therewith;

           (ii)  take such actions on behalf of the Issuer, as are necessary or desirable for the Issuer to keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of Louisiana and obtain and preserve its qualification to do business in each jurisdiction in which it becomes necessary to be so qualified;

          (iii)  provide for the issuance and delivery of the Storm Recovery Bonds;

          (iv)  provide for the performance by the Issuer of its obligations under each of the Related Agreements, and prepare, or cause to be prepared, all documents, reports, filings, instruments, notices, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements;

           (v)  enforce each of the rights of the Issuer under the Related Agreements, at the direction of the Trustee;

          (vi)  provide for the defense, at the direction of the Issuer's Managers, of any action, suit or proceeding brought against the Issuer or affecting the Issuer or any of its assets;

         (vii)  provide office space (the "Premises") for the Issuer and such reasonable ancillary services as are necessary to carry out the obligations of the Administrator hereunder, including telecopying, duplicating and word processing services;

        (viii)  undertake such other administrative services as may be appropriate, necessary or requested by the Issuer; and

          (ix)  provide such other services as are incidental to the foregoing or as the Issuer and the Administrator may agree.

        In providing the services under this Section 1 and as otherwise provided under this Administration Agreement, the Administrator will not knowingly take any actions on behalf of the Issuer which (i) the Issuer is prohibited from taking under the Related Agreements, or (ii) would cause the Issuer to be in violation of any federal, state or local law or the Issuer LLC Agreement.

        2.     Compensation. As compensation for the performance of the Administrator's obligations under this Administration Agreement (including the compensation of Persons serving as Managers, other than the independent managers, and officers of the Issuer, but, for the avoidance of doubt, excluding the performance by Cleco Power of its obligations in its capacity as Servicer), the Administrator shall be entitled to $100,000 annually (the "Administration Fee"), payable by the Issuer in arrears proportionately on each Payment Date.

        3.     Third Party Services. Any services or fees required for or contemplated by the performance of the above-referenced services by the Administrator to be provided by unaffiliated third parties (including independent auditors' fees and counsel fees) may, if provided for or otherwise contemplated by any related financing order issued by the LPSC and if the Issuer deems it necessary or desirable, be arranged by the Issuer or by the Administrator at the direction (which may be general or specific) of the Issuer. Costs and expenses associated with the contracting for such third-party services may be paid directly by the Issuer or paid by the Administrator and reimbursed by the Issuer in accordance with Section 2, or otherwise as the Administrator and the Issuer may mutually arrange.

        4.     Additional Information to be Furnished to the Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Trust Estate as the Issuer shall reasonably request.

        5.     Independence of the Administrator. For all purposes of this Administration Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority, and shall not hold itself out as having the authority, to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.

        The work to be performed under this Administration Agreement is part of the Issuer's business and is an integral part of and is essential to the business and operations of the Issuer. For purposes of the Louisiana Worker's Compensation Act, the Issuer is deemed to be the statutory employer of the Administrator's employees who perform the services under this Administration Agreement. Although the Issuer is to be granted the protections that are afforded a statutory employer under Louisiana law, this provision is included for the sole purpose of establishing a statutory employer relationship between the Issuer and the Administrator's personnel within the meaning of La. R.S. 23:1061(A) and is not intended to create an employer / employee relationship as between the Issuer and the Administrator's personnel for any other purpose. The Administrator shall be and remain primarily responsible for the payment of workers' compensation benefits to the Administrator's personnel and shall not be entitled to seek contribution for any such payments from the Issuer, and the Administrator further shall indemnify and hold harmless the Issuer and at the Issuer's option defend the Issuer for any payment to the Administrator's personnel of workers' compensation benefits or from any claim for such benefits or any other employee claim.

        6.     No Joint Venture. Nothing contained in this Administration Agreement (a) shall constitute the Administrator and the Issuer as partners or co-members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them or (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

        7.     Other Activities of Administrator. Nothing herein shall prevent the Administrator or any of its members, managers, officers, employees, subsidiaries or affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an Administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer.

        8.     Term of Agreement; Resignation and Removal of Administrator. (a) This Administration Agreement shall continue in force until the payment in full of the Storm Recovery Bonds and any other amount which may become due and payable under the Indenture, upon which event this Administration Agreement shall automatically terminate.

        (b)   Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least sixty (60) days' prior written notice.

        (c)   Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least sixty (60) days' prior written notice.

        (d)   Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

          (i)    The Administrator shall default in the performance of any of its duties under this Administration Agreement and, after notice of such default, shall fail to cure such default within ten (10) days (or, if such default cannot be cured in such time, shall (A) fail to give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer and (B) fail to cure such default within 30 days thereafter);

          (ii)   a court of competent jurisdiction shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such court shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

          (iii)  the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section 8(d) shall occur, it shall give written notice thereof to the Issuer and the Trustee as soon as practicable but in any event within seven (7) days after the happening of such event.

        (e)   No resignation or removal of the Administrator pursuant to this Section 8(e) shall be effective until a successor Administrator has been appointed by the Issuer, and such successor Administrator has agreed in writing to be bound by the terms of this Administration Agreement in the same manner as the Administrator is bound hereunder.

        (f)    The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

        9.     Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Administration Agreement pursuant to Section 8(a), the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall be entitled to be paid a pro-rated portion of the annual fee described in Section 2 hereof through the date of termination. The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Trust Estate then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

        10.   Administrator's Liability. Except as otherwise provided herein, the Administrator assumes no liability other than to render or stand ready to render the services called for herein, and neither the Administrator nor any of its members, managers, officers, employees, subsidiaries or affiliates shall be responsible for any action of the Issuer or any of the members, managers, officers, employees, subsidiaries or affiliates of the Issuer (other than the Administrator itself). The Administrator shall not be liable for nor shall it have any obligation with regard to any of the liabilities, whether direct or indirect, absolute or contingent of the Issuer or any of the members, managers, officers, employees, subsidiaries or affiliates of the Issuer (other than the Administrator itself).

        11.   INDEMNITY.

        (A)   SUBJECT TO THE PRIORITY OF PAYMENTS SET FORTH IN THE INDENTURE, THE ISSUER SHALL INDEMNIFY THE ADMINISTRATOR, ITS MEMBERS, MANAGERS, OFFICERS, EMPLOYEES AND AFFILIATES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE ADMINISTRATOR IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS ADMINISTRATION AGREEMENT AND THE SERVICES CALLED FOR HEREIN; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY SUCH LOSS, CLAIM, DAMAGE, PENALTY, JUDGMENT, LIABILITY OR EXPENSE RESULTING FROM THE ADMINISTRATOR'S NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER.

        (B)   THE ADMINISTRATOR SHALL INDEMNIFY THE ISSUER, ITS MEMBERS, MANAGERS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE ISSUER IS A PARTY THERETO) WHICH ANY OF THEM MAY INCUR AS A RESULT OF THE ADMINISTRATOR'S NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER.

        12. Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

    (a)
    if to the Issuer, to:

      Cleco Katrina/Rita Hurricane Recovery Funding LLC
      2605 Hwy. 28 East
      Office Number 12,
      Pineville, Louisiana 71360-5226
      Attention: Manager

    (b)
    if to the Administrator, to:

      Cleco Power LLC
      2030 Donahue Ferry Road,
      Pineville, Louisiana 71360-5226
      Attention: Treasurer

or to such other address as either party shall have provided to the other party in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

        13.   Amendments. This Administration Agreement may be amended from time to time by a written amendment duly executed and delivered by each of the Issuer and the Administrator, provided that (i) the Rating Agency Condition has been satisfied in connection therewith, (ii) the Trustee shall have consented and (iii) in the case of any amendment that increases ongoing financing costs as defined in the Financing Order, the LPSC shall have consented thereto or shall be conclusively deemed to have consented thereto. With respect to the LPSC's consent to any amendment to this Administration Agreement,

        (a)   the Administrator may submit the amendment to the LPSC by delivering to the LPSC's executive counsel a written request for such consent, which request shall contain:

            (i)    a reference to Docket No. U-29157 and a statement as to the possible effect of the amendment on ongoing financing costs;

            (ii)   an Officer's Certificate stating that the proposed amendment has been approved by all parties to this Administration Agreement; and

            (iii)  a statement identifying the person to whom the LPSC or its staff is to address its consent to the proposed amendment.

        (b)   Any amendment requiring the consent of the LPSC as provided in this Section 13 shall become effective on the later of:

            (i)    the date proposed by the parties to the amendment, or

            (ii)   31 days after such submission of the amendment to the LPSC unless the LPSC issues an order disapproving the amendment within a 30-day period.

Following delivery of a notice to the LPSC by the Administrator under Section 13(a) above, the Administrator and Issuer may at any time withdraw from the LPSC further consideration of any notification of a proposed amendment.

        14.   Successors and Assigns. This Administration Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Trustee and subject to the satisfaction of the Rating Agency Condition in connection therewith. Any assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Administration Agreement may be assigned by the Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; provided that such successor organization executes and delivers to the Issuer an Agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Administration Agreement shall bind any successors or assigns of the parties hereto. Upon satisfaction of all of the conditions of this Section 14, the preceding Administrator shall automatically and without further notice be released from all of its obligations hereunder.

        15.   Governing Law. This Administration Agreement shall be construed in accordance with the laws of the State of Louisiana, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        16.   Headings. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Administration Agreement.

        17.   Counterparts. This Administration Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same Administration Agreement.

        18.   Severability. Any provision of this Administration Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        19.   Nonpetition Covenant. Notwithstanding any prior termination of this Administration Agreement, the Administrator covenants that it shall not, prior to the date which is one year and one day after payment in full of the Storm Recovery Bonds, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

        IN WITNESS WHEREOF, the parties have caused this Administration Agreement to be duly executed and delivered as of the day and year first above written.

CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC, as Issuer
By:
Name: Title:
CLECO POWER LLC, as Administrator,
By:
Name: Title:

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  Exhibit 99.5
ADMINISTRATION AGREEMENT